Exhibit 10.3

NON-DISCLOSURE AND NON-SOLICITATION agREEMENT

This Non-Disclosure and Non-Solicitation Agreement (the “Agreement”) is made this 15th day of May, 2015 (the “Effective Date”) between Prosperity Bank, a Texas banking association having a principal place of business at 1301 North Mechanic Street, El Campo, Texas 77437, hereinafter referred to as "Employer," and Edward Safady, hereinafter referred to as "Employee."

ARTICLE I

NON-DISCLOSURE AND NON-SOLICITATION COVENANTS

1.1 Non-Disclosure Obligations.

(a)     Employer promises and agrees that during Employee’s employment by Employer, and as a result of Employee’s promotion, Employer shall provide Employee with access to Employer’s Confidential Information. Employee acknowledges that (i) Employer has devoted substantial time, effort, and resources to develop and compile the Confidential Information; (ii) public disclosure of such Confidential Information would have an adverse effect on the business of Employer; (iii) Employer would not disclose such information to Employee, nor would it continue to employ or promote Employee, without the agreements and covenants set forth in this Article I; and (iv) the provisions of this Article I are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

(b)     "Confidential Information" means and includes Employer's confidential and/or proprietary information and/or trade secrets, including that which has been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the following: information regarding past, current and prospective customers and investors and business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques, including contact names, services provided, pricing, type and amount of services used; financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; and payments or rates paid to consultants or other service providers; and other such confidential or proprietary information. Employee acknowledges that Employer's business is highly competitive, that this Confidential Information constitutes a valuable, special and unique asset used by Employer in its business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Employer.

(c)     Employee agrees that Employee will not, at any time during Employee’s employment with Employer or after the termination of such employment, for any reason, make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Employer, or third parties, or make any use thereof, directly or indirectly, except in working for Employer and for the benefit of Employer. Employee also agrees that Employee shall deliver promptly to Employer upon the termination of employment, or at any other time at Employer's request, without retaining any copies, all documents and other material in Employee's possession relating, directly or indirectly, to any Confidential Information or other information of Employer, or Confidential Information or other information regarding third parties, such as actual and potential customers, suppliers, partners, joint ventures, investors, financing sources, etc., learned as an employee of Employer.

1.2 Non-Solicitation Obligations. On and following the Effective Date, Employer shall provide Employee with Confidential Information relating to Employer's business as well as specialized training regarding Employer's methodologies and business strategies, which will enable Employee to perform Employee’s job for Employer. Employee also will have immediate access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint ventures, investors, financing sources, etc., of Employer. Ancillary to Employer's agreement to provide Confidential Information to Employee, and Employee's agreement not to disclose Confidential Information, and in order to protect the Confidential Information, Employee agrees that for the two-year period after the termination of Employee’s employment with Employer, for any reason, Employee will not, in any capacity for Employee or others, directly or indirectly:

(a)     call on, service or solicit competing business from customers or prospective customers of Employer if, within the twelve months preceding the termination of Employee's employment with Employer, Employee had or made contact with the customer, or had access to Confidential Information about the customer; or

(b)     call on, solicit or induce any employee of Employer whom Employee had contact with, knowledge of, or association with in the course of Employee’s employment with Employer to terminate employment with Employer, and will not assist any other person or entity in such activities.

1.3 Covenants Reasonable. The parties to this Agreement hereby agree that the provisions set forth in this Article I are ancillary to this Agreement, which is an otherwise enforceable agreement. Employee agrees that any activity that would violate the Non-Solicitation Obligations in Section 1.2 above would inevitably involve Employee's unauthorized use of Employer's Confidential Information, even if such use were unintentional. Because it would be impossible, as a practical matter, to monitor, restrain or police Employee's use of such Confidential Information, other than by prohibiting Employee from engaging in the activities prohibited by this Article I, Employee agrees that restricting Employee as set forth in this Agreement is the narrowest way to protect Employer's interests, and the narrowest way of enforcing Employee's consideration for the receipt of Employer's specialized training and Confidential Information (namely, Employee's promise not to use or disclose that Confidential Information and/or specialized training).

1.4 Enforcement and Legal Remedies. Employer and Employee acknowledge and agree that breach of any of the covenants made by Employee in Article I of this Agreement would cause irreparable injury to Employer, which could not sufficiently be remedied by monetary damages alone; and, therefore, that Employer shall be entitled to obtain such equitable relief as declaratory judgments and temporary, preliminary and permanent injunctions, without posting of any bond, and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof. If Employer must bring suit to enforce this Agreement, and it is the prevailing party in any such proceedings, then Employer shall be entitled to recover its reasonable attorneys' fees and costs related thereto.

1.5 Tolling. In the event that Employer shall file a lawsuit in any Court of competent jurisdiction alleging a breach of the provisions of Section 1.2 of this Agreement by Employee, then the two-year period set forth in Section 1.2 will be extended one month for each month Employee was in breach of Section 1.2 of this Agreement, so that Employer is provided the benefit of the full Non-Solicitation period.

ARTICLE II

PROPERTY RIGHTS

2.1 Trade Secrets and Confidentiality. While this Agreement is in effect, Employee will have access to and become familiar with Confidential Information owned by Employer and regularly used in the operation of the business of Employer. Employee shall not disclose any such Confidential Information, directly or indirectly, nor use it in any way, either while this Agreement is in effect or at any time thereafter, except as required in the course of Employee’s employment with Employer, for the benefit of Employer. All Confidential Information, whether or not prepared by Employee, shall remain the exclusive property of Employer, as applicable, and shall not be removed from the premises of Employer under any circumstances without the prior written consent of Employer, provided, however, that Employee may remove such items for the purpose of furthering the business of Employer if such action is consistent with the past practices of Employer. All items removed from the premises of Employer, and all copies or summaries thereof, shall be returned to Employer upon the termination of Employee’s employment with Employer.

2.2 Business Plans and Improvements. Employee agrees that he will promptly from time to time fully inform and disclose to Employer all processes, designs, improvements and business plans which Employee now has or may hereafter have while employed by Employer which pertain or relate to the business of Employer or to any experimental work carried on by Employer, whether conceived by Employee alone or with others and whether or not conceived during regular working hours. All such processes, designs, improvements, formulas, business plans, technologies and discoveries shall be the exclusive property of Employer.

ARTICLE III

GENERAL PROVISIONS

3.1 Entire Agreement. This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof, and, effective after the Effective Date, supersedes any other agreements relating to, connected with or arising from Employee’s Non-Disclosure and/or Non-Solicitation Obligations to Employer, including the Non-Disclosure and/or Non-Solicitation Obligations in that certain Employment Agreement dated as of July 30, 2004, by and between Employer and Employee (the “Employment Agreement”). However, this Agreement does not supersede or affect any other provisions of the Employment Agreement. Employee has no oral representations, understandings or agreements with Employer or any of its officers, directors or representatives covering the same subject matters as this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between Employer and Employee relating to, connected with or arising from Employee’s Non-Disclosure and/or Non-Solicitation Obligations to Employer, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.

3.2 Governing Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed exclusively by the laws of the State of Texas. Exclusive venue of any dispute relating to this Agreement shall be, and is convenient in, Wharton County, Texas. Employer and Employee agree they will not contest venue in Wharton County, Texas or the application of Texas laws to any dispute relating to, connected with or arising under this Agreement.

3.3 Modification. This Agreement shall not be amended, modified, or altered in any manner except in writing signed by Employer and Employee.

3.4 Failure to Enforce Not Waiver. Any failure or delay on the part of Employer to exercise any remedy or right under this Agreement shall not operate as a waiver. The failure of Employer to require performance of any of the terms, covenants or provisions of this Agreement by Employee shall not constitute a waiver of any of the rights under the Agreement. No forbearance by Employer to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred. No covenant or condition of this Agreement may be waived except by the written consent of the waiving party. Any such written waiver of any term of this Agreement shall be effective only in the specific instance and for the specific purpose given.

3.5 Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect, as if this Agreement had been executed without any such invalid provisions having been included. Such invalid provision shall be reformed in a manner that is both (i) legal and enforceable, and (ii) most closely represents the parties' original intent.

3.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

3.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Employer and Employee, and their respective heirs, executors, administrators, successors and assigns, including, without limitation, any successor by merger, consolidation or stock purchase of Employer and any entity or person that acquires all or substantially all of the assets of Employer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PROSPERITY BANK,
EMPLOYER

By:	/s/ David Zalman
David Zalman
Senior Chairman and Chief Executive Officer

EMPLOYEE

/s/ Edward Safady
Edward Safady

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